EXHIBIT 99.1

Fox & Hound Restaurant Group Announces Newcastle Partners LP and Steel Partners II, LP Increase Offer Price to $15.50 Per Share

WICHITA, Kan., Dec. 28, 2005 (PRIMEZONE) -- Fox & Hound Restaurant Group (Nasdaq:FOXX) announced that Newcastle Partners, LP and Steel Partners II, LP informed the Company that they have increased the price they are willing to pay to acquire the Company, pursuant to a negotiated tender offer/merger, to $15.50 per share in cash. On December 20, 2005, Newcastle, Steel and F&H Acquisition Corp. publicly announced that they had placed into escrow a merger agreement indicating their willingness to offer to acquire Fox & Hound by negotiated tender offer/merger for $14.50 per share in cash. The escrowed merger agreement has been amended to reflect the increased proposed purchase price. The Company further announced that, in accordance with the terms and conditions of that certain Letter of Intent dated October 4, 2005, between the Company and Levine Leichtman Capital Partners ("LLCP"), as amended (the "LLCP Letter of Intent"), the Company's Board of Directors has determined that the offer to enter into a negotiated tender offer/merger for $15.50 per share in cash is a superior offer to the existing offer of LLCP. Under the terms of the LLCP Letter of Intent, LLCP has five business days to match or propose an alternative transaction.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.

Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. Our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, potential increases in food, alcohol, labor, and other operating costs, changes in competition, the inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, the effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Further information about the factors that might affect the Company's financial and other results is included in the Company's 10-K and 10-Q, filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT:
Fox & Hound Restaurant Group
Jim Zielke
(316) 201-4006